UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2023

HARROW HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

102 Woodmont Blvd., Suite 610
Nashville, Tennessee	37205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 733-4730

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on exchange on which registered
Common Stock, $0.001 par value per share	HROW	The NASDAQ Stock Market LLC
8.625% Senior Notes due 2026	HROWL	The NASDAQ Stock Market LLC
11.875% Senior Notes due 2027	HROWM	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Act of 1934: Emerging growth company ☐

If any emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 20, 2023, Harrow Health, Inc. along with its wholly-owned subsidiaries, Harrow IP, LLC and Harrow Eye, LLC (individually and together the “Company”) completed the previously announced acquisition from Novartis Technology, LLC and Novartis Innovative Therapies AG (together, “Novartis”) of the exclusive commercial rights to assets associated with the following ophthalmic products (collectively the “Products”) in the U.S. (the “Acquisition”): ILEVRO® (nepafenac ophthalmic suspension) 0.3%; NEVANAC® (nepafenac ophthalmic suspension) 0.1%; VIGAMOX® (moxifloxacin hydrochloride ophthalmic solution) 0.5%; MAXIDEX® (dexamethasone ophthalmic suspension) 0.1%; and TRIESENCE® (triamcinolone acetonide injectable suspension) 40 mg/ml.

Under the terms of the Asset Purchase Agreement between the Company and Novartis (the “Purchase Agreement”), the Company made a one-time payment of $130,000,000 at closing, with up to another $45,000,000 due in a milestone payment related to the commercial availability of Triesence. Pursuant to the Purchase Agreement and various ancillary agreements, immediately following the closing and subject to certain conditions, for a period that the Company expects to last approximately six months, and prior to the transfer of the Products’ new drug applications (the “NDAs”) to the Company, Novartis will continue to sell the Products on the Company’s behalf and transfer the net profit from the sale of the Products to the Company. Novartis has agreed to supply certain Products to the Company for a period of time after the NDAs are transferred to the Company and to assist the Company with the transfer of the manufacturing of the Products to other third-party manufacturers, if needed.

The Company funded the initial purchase price payable at closing of the Acquisition with (i) net proceeds of a $59,750,000 borrowing pursuant to the previously announced Loan and Security Agreement entered into with B. Riley Commercial Capital, LLC (the “Senior Secured Loan”) drawn at closing of the Acquisition, (ii) proceeds of recent sales of the Company’s common stock and 11.875% senior unsecured notes due 2027 and (iii) available cash on hand.

Item 8.01 Other Events.

On January 23, 2023, the Company issued a press release announcing the closing of the Acquisition. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Attached as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference is the Company’s Unaudited Pro Forma Condensed Consolidated Balance Sheet at September 30, 2022, giving effect to:

(i)	the cash received by the Company in connection with the Company’s sale and divestment of its non-ophthalmology related compounding revenue line and related intangible assets, and the net gain on sale;

(ii)	the net proceeds from the sale of shares of the Company’s common stock, after deducting underwriting discounts and commissions, structuring and commitment fees, and estimated offering expenses payable by the Company;

(iii)	the net proceeds from the sale of 11.875% senior unsecured notes due 2027 (the “Notes”) (including the exercise of the underwriters’ option to purchase additional Notes), after deducting underwriting discounts and commissions, structuring and commitment fees, and estimated offering expenses payable by the Company;

(iv)	the net proceeds of the Senior Secured Loan, after deducting underwriting discounts and commissions, structuring and commitment fees, original issue discount, and estimated offering expenses payable by the Company; and

(v)	cash paid by the Company in connection with closing of the Acquisition, including estimated expenses related to the Acquisition.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Item	Description

99.1	Harrow Health Press Release dated January 23, 2023
99.2	Unaudited Pro Forma Consolidated Balance Sheet
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARROW HEALTH, INC.

Dated: January 23, 2023	By:	/s/ Andrew R. Boll
	Name:	Andrew R. Boll
	Title:	Chief Financial Officer